Exhibit 10.2

SEPARATION AGREEMENT

I, Dale R. Davis, residing at 4404 Seascape Drive, Kitty Hawk, NC 27949, on behalf of myself and my estate, heirs, representatives, successors and assigns, and STG, Inc., a Virginia corporation and its subsidiaries and other affiliates (collectively and severally, the “Company”), agree to the following for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and with the intent to be legally bound:

1.	My employment with the Company will end on 4/3/2017 (the “Termination Date”). I will comply with all Company employee exit procedures, including, but not limited to, returning all Company-owned property and execution of normal exit documentation.

2.	The Company shall pay me $201,833.38, which is equal to seven (7) months of my base salary (the “Amount”). The Amount, which I agree is not otherwise payable to me by the Company except by virtue of this Agreement, will be paid over the 14 pay periods immediately following the termination date in equal installments, on the normal STG payroll dates, provided I have signed and delivered this Agreement to the Company, and will be subject to all applicable deductions and withholdings, including, but not limited to, taxes or other items which the Company is required or permitted to withhold or remit.

3.	The Company shall pay me $10,987.62 in one lump sum payment following the termination date.

4.	I understand that, from and after the last day of the month during which the Termination Date occurs, I will not be entitled to any employee-related benefits, except as required by law.

5.	For the consideration provided me under this Agreement, and to the maximum extent permitted by law, I, on behalf of myself, and on behalf of my estate, heirs, personal representatives, successors and assigns, hereby release and covenant not to sue the Company, all of its past, present and future parents, subsidiaries, affiliates, shareholders, directors, officers, employees and agents, and all of its and their respective heirs, representatives, successors and assigns, from, and with respect to, any and all claims, counterclaims, demands, actions, damages, losses, liabilities, costs and expenses (including attorneys’ fees and disbursements) that I might otherwise have asserted in connection with or arising out of each and every matter or thing of whatever kind and nature (either known or unknown, suspected or unsuspected, and whether arising at law or in equity, under common law, statutory law, administrative rule, requirement or regulation, or any other law or otherwise) that now exists or has ever existed at any time prior to the date of this Agreement, including, but not limited to, any matter or thing related to my employment with and/or separation from the Company.

I further agree that in the event that any person or entity should file a charge, claim, complaint or action on my behalf, I hereby waive and forfeit any right to recovery under such claims and will exercise every good faith effort to have such claim dismissed. This Agreement does not affect the right or ability of the Equal Employment Opportunity Commission (“EEOC”) to enforce applicable employment discrimination statutes and it should not be construed as a restriction of the EEOC’s right to independently take whatever actions that are authorized by the EEOC’s enabling statute.

11091 Sunset Hills Road | Suite 200 | Reston, Virginia 20190 Phone: 703.691.2480 | Fax: 703.691.1810 | Toll Free: 1.800.861.9430 | www.stginc.com	1

6.	I acknowledge, understand and agree that as a consequence of my signing this Agreement, I am giving up, among other things, any and all rights I might otherwise have, as of the date of this Agreement, under the following: (1) the Age Discrimination in Employment Act of 1967, as amended; (2) all other federal, state and municipal laws prohibiting discrimination in employment on the basis of sex, race, national origin, religion, age, handicap or other protected status; and (3) any and all theories of contract or tort law, whether based upon common law or otherwise.

7.	I also acknowledge, understand and agree to the following: (1) the Company advised me in writing to consult with an attorney prior to signing this Agreement; (2) I was given a period of at least 45 days within which to consider this Agreement; and (3) I have been advised by the Company of my statutory right to revoke my acceptance of this Agreement at any time within 7 days after the date I execute this Agreement. I agree that, if I exercise such right to revoke, I will do the following: (a) notify in writing of my intent to revoke this Agreement; and (b) simultaneously return to the Company all consideration paid to me under this Agreement.

8.	For a period of one year following the Termination Date, I shall not, directly (including without limitation me individually or through any firm, partnership, limited liability company, corporation or other entity owned in whole or in part by me) or indirectly (including without limitation as an employee or consultant of any person, firm, partnership, limited liability company, corporation, government (or agency, department or other unit thereof), association, institution or other entity) do either or both of the following:

(1)	solicit, employ, retain, hire or obtain the services of, or attempt to solicit, employ, retain, hire or obtain the services of, or assist in any manner whatsoever any person, firm, partnership, limited liability company, corporation, government (or agency, department or other unit thereof), association, institution or other entity in soliciting, employing, hiring, retaining or obtaining the services of, or attempting to solicit, employ, hire, retain or obtain the services of, any employee of the Company; or

(2)	solicit, seek, market, make any offers with respect to, respond to any solicitation or request for proposal with respect to, contract for, or in any manner whatsoever obtain or attempt to obtain, or assist in any manner whatsoever any person, firm, partnership, limited liability company, corporation, government (or agency, department or other unit thereof), association, institution or other entity in soliciting, seeking, marketing, making any offers with respect to, responding to any solicitation or request for proposal with respect to, contracting for, or in any manner whatsoever obtaining or attempting to obtain, any business of any nature whatsoever (including without limitation any contract, work, tasks or services) with respect to any programs, projects, work, tasks or services, whether currently existing or contemplated (including without limitation any related or follow-on programs, projects, work, tasks or services), as to which I was involved or of which I have knowledge by virtue of or arising from my employment with the Company.

11091 Sunset Hills Road | Suite 200 | Reston, Virginia 20190 Phone: 703.691.2480 | Fax: 703.691.1810 | Toll Free: 1.800.861.9430 | www.stginc.com	2

9.	I represent that, as of the Termination Date, I have surrendered to the Company, all information and data (“Confidential Information”) in my possession, in any form or format (including, without limiting the generality of the foregoing, information relating to strategic information, marketing strategies or plans, financial information and pricing policies or plans) including without limitation all complete and partial originals, reproductions, copies (handwritten or otherwise), notes and other items (including photographs), which is a trade secret of, or confidential or proprietary in nature to, the Company. Further, I shall at all times treat all Confidential Information in a secret and confidential manner, and I shall not, directly or indirectly, without the prior written consent of the Company, reproduce, copy, disseminate, publish, furnish, disclose, provide or otherwise make available to any person, firm, partnership, limited liability company, corporation, government (or agency, department or other unit thereof), association, institution or other entity, any Confidential Information.

10.	As applicable, I shall, in a timely manner to ensure that there is no violation or potential violation thereof, advise each and every person, firm, partnership, limited liability company, corporation, government (or agency, department or other unit thereof), association, institution or other entity with whom I am employed, retained or engaged or may be employed, retained or engaged in any other relationship of the restrictions and limitations imposed upon me under Section 8 hereof.

11.	I further agree that following the execution of this Agreement, I will not make any negative and/or disparaging remarks, oral or written, about the Company, and/or any of its past, present and future parents, subsidiaries, affiliates, shareholders, directors, officers, employees and agents, and/or any of its and their respective heirs, representatives, successors and assigns.

12.	I understand and agree that the terms of this Agreement, including any discussion and negotiations leading up to its execution, are strictly confidential and may not be disclosed by me to anyone or used by me or on my behalf in any proceeding whether by way of discovery, evidence, offer of proof, or otherwise for any purpose. Notwithstanding the foregoing, the terms of this Agreement may be disclosed to my spouse, counsel and/or accountants or tax advisors, or in any action seeking to enforce the terms of this Agreement or remedy any breaches of this Agreement.

13.	It is understood and agreed that this is a compromise and settlement of all claims which I have or may have against the Company and that the furnishing of consideration by the Company is in compromise and settlement, and the request by the Company for the release of all such claims shall not be deemed or construed as an admission of liability or responsibility by either party at any time for any purpose.

14.	I may not assign, sell, transfer or convey this agreement, or any right, duty, commitment or obligation hereunder, in whole or in part, without the prior written consent of the Company. Any such assignment, sale, transfer or conveyance made without such consent will be void.

15.	If any part of this Agreement is judicially determined to be invalid and unenforceable, that part will be severed here from and the remainder of this Agreement will remain in full force and effect.

11091 Sunset Hills Road | Suite 200 | Reston, Virginia 20190 Phone: 703.691.2480 | Fax: 703.691.1810 | Toll Free: 1.800.861.9430 | www.stginc.com	3

16.	The failure of either the Company or me to enforce at any time any provision of this Agreement will not constitute a waiver of such provision in any way or the right of either at any time to pursue those remedies which may be available.

17.	I acknowledge that irreparable injury and damage to the Company will result from any breach of this Agreement by me, and that monetary damages may not be sufficient remedy for any such breach. Accordingly, the Company shall be entitled, without waiving any additional rights or remedies available to it at law, in equity, by statute or otherwise, to such injunctive or equitable relief as may be deemed proper by a court of competent jurisdiction. In the event that I breach or threaten to breach any provision of this Agreement and the Company retains counsel to cure the breach or threatened breach, in addition to whatever damages or other relief that the Company might otherwise be entitled to under this Agreement or applicable law, I also agree that I shall be liable for all costs and expenses, including attorney fees and disbursements, incurred by the Company.

18.	I warrant and represent that my decision to accept this Agreement (1) was entirely voluntary on my part, (2) was not made in reliance on any inducement, promise or representation, whether expressed or implied, other than the inducements, representations and promises expressly set forth herein and (3) did not result from any threats or other coercive activities to induce acceptance of this Agreement. Also, I fully understand and appreciate the consequences of my signing this Agreement.

19.	This Agreement is governed by the laws of the Commonwealth of Virginia, excluding its laws on conflict of laws, and constitutes the entire and integrated agreement between the Company and me, superseding any prior or contemporaneous agreements, understandings or contracts regarding the subject matter hereof. The exclusive jurisdiction and venue for any action or suit under or with respect to this Agreement shall, as applicable, be the U.S. District Court for the Eastern District of Virginia (Alexandria Division) or the applicable Commonwealth of Virginia court in Fairfax County, Virginia, it being understood that the parties expressly waive the right to bring any such action or suit in any other jurisdiction or venue. This Agreement may be amended only by written instrument executed by both the Company and me.

20.	IN ANY ACTION, CAUSE OF ACTION, SUIT, PROCEEDING, DEFENSE, MATTER OR ISSUE RELATING TO OR ARISING FROM THIS AGREEMENT, I HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVE ANY RIGHT I MAY OTHERWISE HAVE TO A TRIAL BY JURY.

IN WITNESS, WHEREOF, the parties execute this Agreement on March 20, 2017.
(Date)

Dale R. Davis	STG, Inc.

/s/ Dale R. Davis	By:	/s/ Phil Lacombe
(Signature)		(Signature)

Phil Lacombe
President & COO

11091 Sunset Hills Road | Suite 200 | Reston, Virginia 20190 Phone: 703.691.2480 | Fax: 703.691.1810 | Toll Free: 1.800.861.9430 | www.stginc.com	4